Exhibit 10.1

EXECUTION COPY

CONFIDENTIAL

SUBJECT TO U.S. FEDERAL RULE OF EVIDENCE 408

LICENSE AND SETTLEMENT AGREEMENT

THIS LICENSE AND SETTLEMENT AGREEMENT is made as of April 30, 2012 (the “Effective Date”) by and between CONCEPTUS, INC., a Delaware corporation (“Conceptus”) and HOLOGIC, INC., a Delaware corporation (“Hologic”).

RECITALS

WHEREAS, Conceptus and Hologic are involved in litigation related to the Adiana Product, the use of which Adiana Product has been found by the United States District Court of the Northern District of California (the “Northern District of California”) to infringe U.S. Patent No. 6,634,361 owned by Conceptus, and the Northern District of California has entered a judgment against Hologic, that among other things, requires Hologic to pay Conceptus $18.8 million in damages and post-judgment interest (the “Adiana Judgment”);

WHEREAS, Hologic has initiated an appeal with respect to the Adiana Judgment, and Conceptus has initiated a cross-appeal with respect to other rulings in the California Litigation (as defined herein), before the United States Court of Appeals for the Federal Circuit (the “Federal Circuit”) in Conceptus, Inc. v. Hologic, Inc., Appeal Nos. 2012-1209, -1219 (Fed. Cir. 2012) (the “Federal Circuit Appeal”), the opening brief for which is due upon April 30, 2012;

WHEREAS, the commercial performance and profitability of the Adiana Product commercially available as of the date hereof have fallen short of Hologic’s expectations;

WHEREAS, Hologic has determined to discontinue and wind up its current business in the PBC Field;

WHEREAS, Conceptus and Hologic are also involved in litigation in the United States District Court for the District of Massachusetts (the “District of Massachusetts”) related to the patent marking of Conceptus’s Essure permanent birth control system; and

WHEREAS, to avoid the uncertainty and cost of further litigation and to settle all past and present claims between Conceptus and Hologic, whether known or unknown, Conceptus and Hologic have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Conceptus and Hologic agree as follows:

I. DEFINED TERMS; INTERPRETATION

1.1	Definitions

The following capitalized terms when used in this Agreement shall have the respective meanings set forth below. Terms capitalized and defined elsewhere in this Agreement, including the preamble hereto, shall have the respective meanings specified herein.

“Affiliate” means any Entity that Controls, is Controlled by, or under common Control with the Entity in question.

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“Agreement” means this License and Settlement Agreement, including all of its recitals and schedules, all as may be amended from time to time in accordance with its terms.

“Adiana Business” means the operations and activities used for production, development, testing and research, marketing, regulatory approval, sales, distribution and maintenance of the Adiana Product.

“Adiana Judgment” has the meaning set forth in the Recitals to this Agreement.

“Adiana PMA” means P070022, the Premarket Approval granted by the FDA to Hologic with respect to the Adiana Product, and all amendments thereto.

“Adiana Product” means Hologic’s Adiana Permanent Contraception product as described in the Adiana PMA or any foreign marketing authorization.

“All Litigation” means all of the actions, suits and proceedings filed, pending or stayed between the Parties as of the Effective Date, including the California Litigation, the Massachusetts Litigation and the Federal Circuit Appeal.

“California Litigation” means Conceptus, Inc. v. Hologic, Inc., Case No. 3:09-cv-02280-WHA (N.D. Cal. 2009).

“Claim(s)” means any claims, counterclaims, demands, debts, dues, liabilities, actions or causes of action of any kind and of whatsoever nature or character, arising in any jurisdiction in the world or available under any state, local, provincial, federal or international law, or the law of any country (or any other act, action, administrative rule or procedure, legislation or regulation of any kind or description), regardless of whether existing in the past or present (or whether accrued, actual, contingent, latent or otherwise), made or brought (a) for the purpose of recovering any damages (including any actual, general, specific, direct, indirect, commercial, economic, consequential, incidental, special, punitive, exemplary or treble damages and any loss of revenue, loss of expected profits or expected savings, extradition of infringer’s profits, fines, monetary penalties, court costs, interest, pre judgment and post judgment interest, attorney’s fees, expert fees and any other related costs or expenses) or (b) for the purpose of obtaining any equitable relief or any other relief of any kind, including any and all of the foregoing that were alleged or could have been alleged in the Litigation. The term “Claims” shall specifically include known or unknown or suspected or unsuspected claims that are based on acts or omissions occurring on or before the Effective Date.

“Conceptus Affiliate” means any present or future Affiliate of Conceptus, including an Affiliate of Conceptus as of or after the Effective Date.

“Conceptus Contractor” means, in respect of Conceptus and Conceptus Affiliates, a past, present or future direct or indirect distributor, supplier, dealer, reseller, sales agent, sales representative, service provider, subcontractor or manufacturer, of Conceptus Products and Services, solely when and to the extent that an Entity is acting in this capacity.

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“Conceptus Customer” means, in respect of Conceptus and Conceptus Affiliates, a past, present or future customer or subscriber of Conceptus or Conceptus Affiliates or user of Conceptus Products and Services including any health-care provider, physician, patient or other individual who acquires or is provided with a technology, product or service that is included in the definition of Conceptus Products and Services, and any Entity whose members, partners, employees, agents, patients, customers, or contractors acquire, are provided with or use a technology, product or service that is included in the definition of Conceptus Products and Services but only to the extent that the activities of such “Conceptus Customers” relate to Conceptus Products and Services.

“Conceptus Patent” means U.S. Patent No. 6,634,361.

“Conceptus Products and Services” means the technologies, products and services of Conceptus and Conceptus Affiliates as of the Effective Date and all future technologies, products and services of Conceptus and Conceptus Affiliates, including any device, disposable, tool, product design or service developed, supplied, sold, distributed or otherwise provided by or on behalf of Conceptus or a Conceptus Affiliate.

“Conceptus Release” means the release granted by Conceptus to Hologic in Section 4.1(a).

“Control” (and its correlative terms “Controlled” and “Controlling”) means (a) direct or indirect ownership or control of more than fifty percent (50%) of the voting interests or securities of an Entity, (b) the ability to elect a majority of the board of directors or other governing body for the Entity, or (c) in relation to a partnership, limited liability company or other unincorporated association, the right to a share of more than half of its net assets or net income.

“District of Massachusetts” has the meaning set forth in the Recitals to this Agreement.

“Entity” means any legal entity including a corporation, unincorporated organization, association, limited liability company, partnership, trust, business trust, joint venture, or sole proprietorship, governmental organization or body, or any agency, department or instrumentality thereof, and includes a natural person.

“FDA” means the United States Food and Drug Administration.

“Federal Circuit” has the meaning set forth in the Recitals to this Agreement.

“Federal Circuit Appeal” has the meaning set forth in the Recitals to this Agreement.

“Hologic Affiliate” means any present or future Affiliate of Hologic, including an Affiliate of Hologic as of or after the Effective Date.

“Hologic Patents” means: (a) the Patents and Patent applications described on the attached Schedule A; and (b) all parent applications, originals, divisionals, continuations, continuations-in-part, continuation prosecution applications, provisional applications, reissues, re-examinations, extensions, patents of importation, patents of addition or foreign counterparts of

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any of the foregoing Patents and Patent applications described under clause (a) above, and all Patents claiming priority based on any of the foregoing, and “Hologic Patent” means any one of the foregoing.

“Hologic Release” means the release granted by Hologic to Conceptus in Section 4.1(b).

“License” means the license granted by Hologic to Conceptus as set forth in Section 4.2.

“Massachusetts Litigation” means Hologic, Inc. v. Conceptus, Inc., Case No. 1:10-cv-11355-PBS (D. Mass. 2010).

“Northern District of California” has the meaning set forth in the Recitals to this Agreement.

“Party” means each of Conceptus and Hologic, as the context may require, and “Parties” means Conceptus and Hologic collectively.

“Patent(s)” means all classes or types of issued patents and all issued claims therein, utility models, applications for all classes or types of utility patents or utility models, and any patents or utility models that issue from such applications in all countries of the world, including all originals, divisionals, continuations, continuations-in-part, continuation prosecution applications, provisional applications, reissues, re-examinations, extensions, patents of importation or patents of addition to any of the foregoing.

“PBC Field” means the field of transcervical sterilization by application of radio frequency energy to, and deployment of an implant in, the fallopian tube, including but not limited to any device, apparatus, system, composition, method or other application used in or for planning, treating, deploying, testing or achieving permanent birth control by transcervical application of radio frequency energy to, and deployment of an implant in, the fallopian tube.

“Regulatory Approval” means, a product has passed all reasonably required testing and has received all necessary regulatory authorizations anywhere in the world, including FDA marketing authorization (510(k) clearance or Premarket Approval) in the United States, and is ready to be manufactured, marketed, sold and immediately delivered to end-user customers for clinical use in such jurisdiction.

“Releases” means collectively the Conceptus Release and the Hologic Release.

“Royalty” and “Royalties” have the meanings set forth in Section 4.2(b).

“Royalty-Bearing Product” means a product that has obtained Regulatory Approval for applications in the PBC Field and: (a) is sold commercially and placed into commerce by or on behalf of Conceptus; (b) is covered by an issued claim under one or more of the Hologic Patents that has not been finally and without right of appeal rendered invalid or unenforceable; and (c) applies radio frequency energy to a patient’s fallopian tubes.

“SMT License Agreement” means that certain Patent License Agreement dated as of November 28, 2001 by and among Adiana, Inc., a California corporation, SM Technologies LLC, a limited liability corporation of Utah, and William J. Seare, Jr., MD, an individual, attached hereto as Schedule C.

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“Sold by or on behalf of Conceptus” has the meaning set forth in Section 4.2(c).

“Third Party” means an Entity other than Conceptus, Hologic, any Conceptus Affiliate, and any Hologic Affiliate.

II. SETTLEMENT OF THE LITIGATION

2.1	Settlement of the California Litigation

(a) Hologic covenants that it shall cease, directly or indirectly, making, having made, offering for sale, selling, having sold, using, licensing, importing, promoting, distributing and otherwise disposing of the Adiana Product and shall cease all activities related to the Adiana Business in all jurisdictions, except for the actions winding up the Adiana Business which Hologic shall undertake as listed and according to the schedule set forth on Schedule B attached hereto; provided, however, that Hologic may continue to perform the regulatory actions required by applicable law that are related to the Adiana Product, as set forth on Schedule E.

(b) The Parties shall file (i) with the Federal Circuit, on or before the Effective Date, a joint motion to remand the Federal Circuit Appeal of the California Litigation to the Northern District of California in accordance with the form attached hereto as Schedule D, and subsequently (ii) with the Northern District of California, within five (5) business days of the Federal Circuit’s grant of the motion referenced in clause (i) of this sentence, a joint motion for entry of a consent judgment permanently enjoining Hologic from making, having made, using, offering for sale, selling, having sold, licensing, importing, promoting, distributing or otherwise disposing of the Adiana Product, except to the extent any of the foregoing is necessary to perform an action required or permitted of Hologic as set forth respectively on Schedule B and Schedule E, in accordance with the form attached hereto as Schedule D.

(c) If the Northern District of California denies the motion for entry of a consent judgment as requested by the Parties in clause (ii) of Section 2.1(b), then Conceptus agrees to refrain from executing on the Adiana Judgment and shall not seek the damages awarded thereunder for so long as Hologic adheres to all of its obligations under Sections 2.1(a) and 8.2 and all of its representations and warranties under Section 5.2 and it remains in compliance with the terms and conditions of this Agreement. Further, in the event that Hologic breaches any obligations under either of Sections 2.1(a) or 8.2, or any of its representations and warranties under Section 5.2, Conceptus shall be entitled to seek relief for any damages accruing subsequent to July 1, 2011, including but not limited to damages based on a claim for Patent infringement, notwithstanding the Conceptus Release.

2.2	Settlement of the Massachusetts Litigation

On or before the Effective Date, the Parties shall jointly file a request for dismissal with prejudice of the Massachusetts Litigation by filing a joint motion for dismissal with prejudice in the form attached hereto as Schedule D, or by such other procedure as agreed to between the Parties or which may be otherwise necessary under the local rules of the District of Massachusetts to dismiss the Massachusetts Litigation.

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2.3	No Admission; Denial of Liability

The Parties acknowledge and agree that none of the execution of this Agreement, the granting of the Releases and the License, or the exchange of any other consideration pursuant to this Agreement shall be construed as an express or implied admission of misconduct, responsibility, or any liability whatsoever on the part of the Parties or of anyone else, and the Parties expressly and specifically deny all such admissions. Rather, it is acknowledged and agreed that this Agreement has been entered into solely for the purpose of settling and compromising All Litigation, to avoid the expense and uncertainty of continued litigation, and to give effect to Hologic’s decision to wind-down the Adiana Business.

2.4	Final Settlement

Subject to Section 2.1(c), the Parties agree that this Agreement is a full, final and complete settlement of all Claims released herein.

2.5	Fees, Costs and Expenses

The Parties acknowledge and agree that each Party shall each bear its own attorney’s fees, court costs, expenses, and any other related costs and expenses that it has incurred in connection with All Litigation and this Agreement.

III. LIQUIDATED DAMAGES

3.1	Liquidated Damages

Conceptus’s remedy for Hologic’s breach of any of its obligations in either of Sections 2.1(a) or 8.2, or any of its representations and warranties under Section 5.2, for prior damages accruing through June 30, 2011, shall be liquidated damages in the amount of $18.8 million specified in the Adiana Judgment, which liquidated damages shall be available to Conceptus if Hologic does not cure any such applicable breach within thirty (30) days of receiving written notice from Conceptus identifying the breach. The Parties agree that the harm caused to Conceptus from Hologic’s breach of any of its obligations in either of Sections 2.1(a) or 8.2, or any of its representations and warranties under Section 5.2, would be difficult to quantify and determine, and accordingly the Parties agree in advance to the application and assessment of the aforementioned liquidated damages as an approximation of the damage suffered by Conceptus through June 30, 2011. Further, in the event that Hologic breaches any of its obligations under either of Sections 2.1(a) or 8.2, or any of its representations and warranties under Section 5.2, Conceptus may pursue relief for any damages accruing subsequent to July 1, 2011, including but not limited to damages based on a claim for Patent infringement, notwithstanding the Conceptus Release. Notwithstanding the foregoing, if the Northern District of California grants the motion for entry of a consent judgment as requested by the Parties in clause (ii) of Section 2.1(b), the liquidated damages remedy set forth in this Section 3.1 shall only be available to Conceptus for Hologic’s breach of any of its obligations under Section 8.2 or any of its representations and warranties under Section 5.2.

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IV. RELEASES; LICENSE

4.1	Releases

(a) Subject to Hologic’s compliance with the terms and conditions of this Agreement, Conceptus, for itself and for its Affiliates, and its and their respective successors and assigns, hereby irrevocably settle, release, and forever discharge any and all Claims that have been or could have been brought by Conceptus or any of its Affiliates against Hologic, its Affiliates or its or their respective officers, directors, employees, shareholders or attorneys, in All Litigation, including, for the avoidance of doubt, the California Litigation.

(b) Hologic, for itself and for its Affiliates, and its and their respective successors and assigns, hereby irrevocably settle, release, and forever discharge any and all Claims that have been or could have been brought by Hologic or any of its Affiliates against Conceptus, its Affiliates or its or their respective officers, directors, employees, shareholders or attorneys, in All Litigation, including, for the avoidance of doubt, the Massachusetts Litigation.

4.2	License; Royalties

(a) Hologic hereby grants, and shall cause any Hologic Affiliate that owns or has the right to license any Hologic Patent to hereby grant, to Conceptus, Conceptus Affiliates, Conceptus Contractors and Conceptus Customers an irrevocable, world-wide, royalty-bearing, nonsublicenseable, non-transferable (except in accordance with Section 8.2) and non-exclusive license under the Hologic Patents in the PBC Field: (i) to make, have made, use, sell, offer to sell, practice, lease, keep, import, have imported, export, have exported, distribute (including through multiple channels of distribution), commercially exploit or otherwise dispose of Conceptus Products and Services; and (ii) to practice any method or process claimed in the Hologic Patents for purposes of effectuating the license granted in clause (i) of this Section 4.2(a).

(b) For each Royalty-Bearing Product Sold by or on behalf of Conceptus in the United States after the Effective Date and until the earlier of the expiration of the last-to-expire of the Hologic Patents or the termination by Conceptus of the License as set forth in Article VII, Conceptus shall pay to Hologic an amount equal to five percent (5%) of the actual selling price (i.e. revenue received per unit sold) of such Royalty-Bearing Product (each such per unit amount a “Royalty” and collectively, the “Royalties”).

(c) Conceptus shall pay all Royalties owed to Hologic for Royalty-Bearing Products Sold by or on behalf of Conceptus in each calendar quarter within forty-five (45) days following the end of such calendar quarter. All Royalties shall be paid by Conceptus in U.S. dollars. A Royalty-Bearing Product is “Sold by or on behalf of Conceptus” under this Agreement upon first transfer pursuant to the license granted in Section 4.2(a). Internal sales to Conceptus Affiliates (e.g. for transfer pricing) do not qualify as being Sold by or on behalf of Conceptus hereunder. A Conceptus Product and Service that is distributed for internal research purposes within Conceptus, or that is made available for clinical or preclinical research or trials, is not a Royalty-Bearing Product and is not considered Sold by or on behalf of Conceptus, even if such product otherwise satisfies the definition of a Royalty-Bearing Product under this Agreement.

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(d) Following the termination or expiration of this Agreement or the License as set forth in Article VII, Hologic retains the right to collect from Conceptus any Royalties earned but not paid prior to such termination or expiration.

(e) During the term of this Agreement and for one (1) year following its termination or expiration, Conceptus shall maintain the records necessary to determine the accuracy of its payment of Royalties. Hologic shall have the right, not exercisable more than once per year, at Hologic’s sole expense, to appoint an independent, Third Party auditor, subject to Conceptus’s reasonable approval, who shall be given access by Conceptus to those records which are reasonably required in the judgment of the auditor to determine the accuracy of Conceptus’s payment of Royalties. Any audits required hereunder shall be conducted at a time reasonably convenient to Conceptus, and in a manner that does not interfere with Conceptus’s business and operations. Any books and records provided to the auditor hereunder shall be maintained in confidence by such auditor and shall not, nor shall any summaries or notes thereof, be disclosed to Hologic, to any Hologic Affiliate, or to any Third Party.

V. REPRESENTATIONS AND WARRANTIES

5.1	Conceptus Representations and Warranties

Conceptus represents and warrants to Hologic that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware and it and each of its Affiliates is currently operating as a going concern and it is not, and none of its Affiliates are, subject to any bankruptcy, insolvency, liquidation or similar proceedings;

(b) it has all corporate power and authority necessary to enable it to enter into this Agreement, to carry out the transactions contemplated by this Agreement, and to bind Conceptus and its Affiliates to each and every obligation hereof;

(c) it has duly executed this Agreement which is a valid agreement, binding on and enforceable against Conceptus in accordance with its terms and covenants, and Conceptus shall ensure that its Affiliates shall comply with this Agreement and that Conceptus shall be vicariously liable for any failure of its Affiliates to do so;

(d) it and/or its Affiliates own (i) one hundred percent of all of the Claims that it and any of its Affiliates have asserted in All Litigation, and (ii) one hundred percent of all of the Claims that it and its Affiliates are releasing through the Conceptus Release;

(e) except for the California Litigation, neither Conceptus nor any Conceptus Affiliate has, or intends to bring, any lawsuits, claims, complaints or actions in its or their names, or on behalf of or through any other Entity, against Hologic or any Hologic Affiliate in any court or other proceeding, or before any government agency or entity; and

(f) neither it nor any of its Affiliates has entered into nor shall enter into any other arrangement with any Entity that would preclude Conceptus or the Conceptus Affiliates from effectuating and fulfilling its or their obligations under this Agreement or granting the rights granted herein.

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5.2	Hologic Representations and Warranties

Hologic represents and warrants to Conceptus that:

(a) it is a corporation organized and existing under the laws of Delaware and it and each of its Affiliates is currently operating as a going concern and neither it nor any of its Affiliates are, subject to any bankruptcy, insolvency, liquidation or similar proceedings;

(b) it has all power, capacity and authority necessary to enable it to enter into this Agreement, carry out the transactions contemplated by this Agreement and to bind Hologic, its Affiliates and its and their successors and assigns to each and every obligation hereof;

(c) it has duly executed this Agreement which is a valid agreement, binding on and enforceable against Hologic in accordance with its terms and covenants and Hologic shall ensure that its Affiliates shall comply with this Agreement and Hologic shall be vicariously liable for any failure of its Affiliates to do so;

(d) it and/or its Affiliates own (i) one hundred percent of all of the Claims that it and any of its Affiliates have asserted in All Litigation, and (ii) one hundred percent of all of the Claims that it and its Affiliates are releasing through the Hologic Release;

(e) it owns one hundred percent of the Hologic Patents and to the extent that it does not, it has sufficient rights from the Hologic Affiliates or Third Parties to grant the License with respect to all Hologic Patents;

(f) it has not breached the SMT License Agreement and is current in all of the obligations it owes under the SMT License Agreement to the other parties thereto;

(g) except for the Massachusetts and California Litigations, neither Hologic nor any of the Hologic Affiliates has, or intends to bring, any lawsuits, claims, complaints or actions in its or their names, or on behalf of or through any other Entity, against Conceptus or any Conceptus Affiliate in any court or other proceeding, or before any government agency or entity;

(h) neither it nor any of its Affiliates has entered into nor shall enter into any other arrangement with any Entity that would preclude Hologic or the Hologic Affiliates from effectuating and fulfilling its or their obligations under this Agreement or granting the rights granted herein;

(i) Schedule A sets forth a complete and accurate list of all of the Patents and Patent applications owned or controlled by Hologic that cover the PBC Field;

(j) it and/or its Affiliates shall make any transfer or other dealings with any Hologic Patents or the Adiana Business (i) subject to the Hologic Release and the License and (ii) conditioned on the purchaser, assignee or licensee of the Hologic Patents expressly agreeing to be bound by the Hologic Release, the License and Sections 2.1(a) and 2.1(c);

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(k) neither it nor any of its Affiliates has as of the Effective Date any plans to perform or cause to be performed any action regarding the Adiana Product or the Adiana Business that is not set forth on either of Schedule B or Schedule E; and

(l) neither it nor any of its Affiliates has as of the Effective Date any plans to file or prepare any supplements to the Adiana PMA or any foreign marketing authorization. To the extent any supplement to the Adiana PMA or any foreign marketing authorization has been filed, Hologic will withdraw such supplement as set forth on Schedule B.

VI. CONFIDENTIALITY; NON-DISPARAGEMENT

6.1	Confidentiality of Agreement

Neither Party may disclose the terms and conditions of this Agreement to any entity or person except that each Party may disclose the terms and conditions of this Agreement: (i) to Third Parties with a need for access pursuant to the order or requirement of a court, administrative or regulatory agency, or other governmental body, provided that the Party required to make such a disclosure gives as much notice as is reasonably possible to the other Party to contest such order or requirement; (ii) on a confidential basis to its legal, accounting or financial advisors solely for the purposes of providing such advice and solely to the extent that they have a need for access and have agreed to keep such information confidential; (iii) as required under applicable securities regulations or listing agency requirements, provided that the disclosing Party uses all commercially reasonable efforts to have any sensitive information redacted, subject to applicable regulations or requirements; (iv) in its financial statements as it is required to do under applicable generally accepted accounting principles while acting in reliance on its auditors, provided that the disclosing Party uses all commercially reasonable efforts to have any sensitive information redacted, subject to applicable regulations or requirements; or (v) upon the express written consent of the other Party. Any press releases announcing the existence of this Agreement, or the terms and conditions of this Agreement, must be approved in writing in advance by each Party.

6.2	Non-Disparagement

Each Party agrees not to disparage the products or services of the other Party for one (1) year following the Effective Date.

VII. TERM AND TERMINATION

7.1	Term of Agreement

The term of this Agreement shall commence as of the Effective Date and shall remain in full force and effect until the expiration of the last-to-expire of the Hologic Patents. The following Sections shall survive expiration of this Agreement: 1.1, 2.1(a), 2.1(c), 2.3, 2.4, 3.1, 4.1, 4.2, 6.1, 7.1, 7.2, 8.1 – 8.14, 8.19 and 8.20.

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7.2	Right to Terminate

Neither Party shall have the right to terminate this Agreement for any reason; provided, however, that Conceptus shall have the right to terminate the License granted hereunder at any time for any reason or no reason upon thirty (30) days prior written notice to Hologic.

VIII. GENERAL

8.1	Dispute Resolution

(a) If there is a dispute between the Parties solely with regard to either (x) those Royalty-Bearing Products for which a Royalty is owed, or (y) the determination of whether a product or service is an “Adiana Product” subject to the restrictions set forth in Section 2.1(a), then in each instance in respect of clauses (x) or (y), the Parties agree to submit such dispute to three (3) independent Patent attorneys selected by the Parties in the manner set forth in Section 8.1(e). The Parties agree to be bound by such Patent attorneys’ decision under this Section 8.1. The Parties agree to provide such attorneys information that the attorneys believe is necessary to resolve such dispute. Such information shall be provided in writing, and stipulated to by the producing Party. There shall be no depositions taken or allowed under this Section 8.1. The Parties agree to each bear half of the fees and expenses charged by such attorneys. The Parties shall conduct dispute resolution under this Section 8.1 according to the following procedure:

(b) To the extent that either Party wishes to resolve the issue of (i) whether or not any Conceptus Product and Service is a Royalty-Bearing Product for which a Royalty is owed or (ii) whether or not any product or service is an Adiana Product, then in respect of clauses (i) or (ii), such Party shall provide written notice to the other Party and identify the products at issue (the “Disputing Party”).

(c) Within ten (10) days of receiving the written notice provided in Section 8.1(b), the Party receiving such written notice (the “Responding Party”) shall respond in writing stating whether the Responding Party agrees or disagrees as to whether or not such products identified in the notice are Royalty-Bearing Products or Adiana Products hereunder, as applicable.

(d) To the extent that the Parties disagree as to whether or not products identified in the notice are Royalty-Bearing Products or Adiana Products, as applicable, the Parties shall attempt to resolve the dispute within fifteen (15) days after the Disputing Party receives the response provided in Section 8.1(c).

(e) If the Parties are unable to resolve the issue, the Parties shall, within thirty (30) days after the Disputing Party receives the response provided in Section 8.1(c), select and retain three (3) independent patent attorneys who shall resolve the dispute, provided that each such attorney shall have at least ten (10) years experience prosecuting or litigating Patents in the field of life sciences. Each Party shall have the right to select one (1) of the three (3) independent Patent attorneys, and the third and final such attorney selected shall be selected by the two (2) Patent attorneys, and agreed to by the Parties. None of the three (3) attorneys shall be deemed “party arbitrators”; all shall be expected to be neutral.

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(f) Within forty-five (45) days of their retention as provided in Section 8.1(e), the independent Patent attorneys shall reach a determination as to whether the identified products are Royalty-Bearing Products or Adiana Products, as applicable, and in the event that the independent Patent attorneys determine that the identified products are Royalty-Bearing Products or Adiana Products, as applicable, the relief afforded may include but is not limited to a decision enjoining prohibited actions. A majority decision of the independent Patent attorneys shall be binding upon the Parties.

(g) The entire dispute resolution specified in this Section 8.1 shall take no longer than ninety (90) days.

8.2	Assignment

(a) No Assignment. Neither Party may assign or transfer this Agreement without the express written consent of the other Party, which shall be granted or withheld in the non-assigning Party’s sole discretion. Notwithstanding the foregoing, either Party may freely assign this Agreement without the consent of the other Party (i) to an Affiliate of the assigning Party, or (ii) to the Third Party purchaser of, or successor to, such assigning Party or all or substantially all of the business of the assigning Party, whether by sale of stock, equities or assets or by merger, reorganization, operation of law, or otherwise. This Agreement shall apply to and shall be binding on the purchaser of any or all of the Hologic Patents and/or the Adiana Business. Hologic shall condition any sale, assignment, license or transfer of any rights in the Hologic Patents and/or the Adiana Business on the express acknowledgement and agreement of the purchaser, assignee or licensee of the Hologic Patents and/or the Adiana Business being bound by the Hologic Release, the License and Hologic’s obligations under Article II as set forth herein, it being the express intent of the Parties that no subsequent claims under the Hologic Patents shall be asserted by any party against Conceptus, any Conceptus Affiliate, or any party to which the Hologic Release and/or the License hereunder are granted (or to which such Hologic Release or the License otherwise apply). From the Effective Date until the date of expiration of the Conceptus Patent, Hologic shall not assign, transfer or license to a Third Party, or authorize the disclosure to a Third Party by the FDA or other entity, the Adiana PMA and all foreign and domestic equivalents or any data or information filed in support of any of the foregoing, and any assignment or transfer from Hologic to a Third Party otherwise permitted under this Section 8.2(a) must exclude the assignment, transfer or license of the Adiana PMA and such data and information.

(b) Void Assignments; Successors and Assigns. Any purported assignment other than in accordance with this Section is void, null and of no effect.

8.3	Benefit of the Agreement

Subject to the provisions of Section 8.2, this Agreement will inure to the benefit of, and be binding upon, the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the Parties and their respective Affiliates hereto.

CONFIDENTIAL

SUBJECT TO U.S. FEDERAL RULE OF EVIDENCE 408

8.4	Nature of Rights

Hologic and Conceptus expressly acknowledge and agree that: (i) the License is subject to Section 365(n) of the United States Bankruptcy Code as a license of “Intellectual Property” and shall be deemed to be, and construed as, license for purposes of application of Section 365 of the United States Bankruptcy Code; and (ii) if a case under the United States Bankruptcy Code is filed by or against Hologic, and in that case this Agreement is rejected pursuant to Section 365 of the United States Bankruptcy Code, then Conceptus may exercise all rights provided by Section 365(n), including the right to retain its rights and the full benefits under the License not to be sued under the Hologic Patents. Hologic hereby expressly further acknowledges and agrees that neither Hologic, as debtor-in-possession in any bankruptcy proceeding, any trustee in bankruptcy, or any successor of Hologic shall challenge the characterization of the License as a license of “Intellectual Property” for purposes of application of Section 365(n) of the United States Bankruptcy Code. Upon any bankruptcy or insolvency of a Party, such Party shall not be entitled to assume or assume and assign this Agreement or any of its rights hereunder without the express written consent of the other Party.

8.5	Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and cancels and supersedes any prior understandings and agreements between the Parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

8.6	Construction

In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The term “including” means “including without limiting the generality of the foregoing” and “including but not limited to.” The term “such as” means “such as without limiting the generality of the foregoing.” The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “hereof’, “hereunder,” “herein” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of, and Schedules to, this Agreement.

8.7	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder. Notwithstanding the above, the Parties intend that any patent exhaustion defenses available as of the Effective Date of this Agreement shall continue to apply regardless of the state of the law at the time of interpretation.

CONFIDENTIAL

SUBJECT TO U.S. FEDERAL RULE OF EVIDENCE 408

8.8	Severability

In the event that any term or provision of this Agreement is deemed invalid, unenforceable or void by a final, non-appealable judgment of a court of competent jurisdiction, the remainder of the Agreement shall be interpreted to the extent possible to effect the overall intention of the Parties as of the Effective Date of this Agreement.

8.9	Modification

This Agreement may not be amended, modified or altered in any way, except in a writing identified as such and signed by both Parties.

8.10	Non-Waiver

Neither Party may waive or release any of its rights or interests under this Agreement except in writing. A waiver by either Party of any provision of this Agreement shall not be construed as a waiver of any other provision, nor shall such waiver operate as or be construed as a waiver of any future event or circumstance. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

8.11	No Joint Venture or Agency

Nothing contained in this Agreement or the performance thereof is intended to or shall be construed to create any relationship of agency, partnership or joint venture between or among the Parties.

8.12	Notices

All notices, requests, approvals, consents and other communications required or permitted under this Agreement will be in writing and addressed as follows:

If to Hologic:

Hologic, Inc.

250 Campus Drive

Marlborough, MA 01275

Attn: General Counsel

If to Conceptus:

Conceptus, Inc.

331 East Evelyn Avenue

Mountain View, CA 94041

Attn: General Counsel

CONFIDENTIAL

SUBJECT TO U.S. FEDERAL RULE OF EVIDENCE 408

and will be sufficiently given if delivered by hand or sent by certified mail (return receipt requested), courier, or facsimile (provided that the receiver acknowledges receipt of the facsimile) addressed to the other Party at the address set forth above or to such other person or address as the Parties may from time to time designate in writing delivered pursuant to this notice provision. Any such notices, requests, demands or other communications will be deemed to be delivered when received by the Party to whom they were addressed.

8.13	Breach and Remedies

A breach of any of the terms of this Agreement, including the material falsity of any representation or warranty, and the failure to perform under any covenant or agreements herein, shall entitle the non-breaching Party to exercise any and all remedies available at law or in equity, subject only to any express limitations stated in this Agreement. Except as expressly provided herein, in no event shall the Releases, the License or any payments or payment obligations under this Agreement be revoked, rescinded, or terminated for any reason.

8.14	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the State of California and the federal laws of the United States as applicable therein, without regard to the laws of those jurisdictions governing conflicts of laws.

8.15	Binding Agreement

The Parties agree that this Agreement is a binding agreement and all that is required to bind the Parties to the terms of this Agreement is the signature of the representatives of both Parties in the spaces provided below.

8.16	Counterparts

This Agreement may be signed in two or more identical counterparts each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

8.17	Facsimile or E-mail Execution

Signing of this Agreement and transmission by facsimile document transfer or by email in PDF format will be acceptable and binding upon the Parties hereto.

8.18	Further Assurances

The Parties agree to execute, acknowledge, and deliver all such other instruments and documents and to take any and all further action consistent with the terms of this Agreement as may be reasonably required to effect the specified intent and purpose of this Agreement or by any of the courts in All Litigation for the purpose of implementing this Agreement.

CONFIDENTIAL

SUBJECT TO U.S. FEDERAL RULE OF EVIDENCE 408

8.19	Advice of Counsel; Joint Preparation

The Parties acknowledge that (a) they have been represented by legal counsel during the negotiation of this Agreement and that their attorneys have fully advised them concerning their rights, remedies, and obligations under this Agreement and that they understand the same, and (b) this Agreement shall not be construed more favorably in favor of one Party than another based upon which Party drafted same, it being acknowledged and agreed that each of the Parties contributed substantially to the negotiation and preparation of this Agreement.

8.20	Waiver of Section 1542 of the California Civil Code

The Parties to this Agreement hereby expressly waive the provisions of Section 1542 of the California Civil Code, which states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

[Signature Pages to follow]

IN WITNESS WHEREOF the Parties have executed this Agreement.

HOLOGIC, INC.

By:	/s/ Robert Cascella
Name: Robert Cascella
Title: President and CEO
Date: 4/29/2012

CONCEPTUS, INC.

By:	/s/ D. Keith Grossman
Name: D. Keith Grossman
Title: President and CEO
Date: 4/29/2012

Signature Page to License and Settlement Agreement

Schedule A

Patents that Cover the PBC Field

Patents

	Patent/Publication #	Title

1	US7905880 B2	Method and apparatus for tubal occlusion

2	US7842035 B2	Method and apparatus for tubal occlusion

3	US7582085 B2	Catheter placement detection system and operator interface

4	US7220259 B2	Method and apparatus for tubal occlusion

5	US6780182 B2	Catheter placement detection system and operator interface

6	US6726682 B2	Method and apparatus for tubal occlusion

7	US6712810 B2	Method and apparatus for tubal occlusion

8	US6346102 B1	Method and apparatus for tubal occlusion

9	US6309384 B1	Method and apparatus for tubal occlusion

10	US5681572 A	Porous Material Product and Process

11	US5624674 A	Porous Product Mold Form

12	US5605693 A	Methods of Making a Porous Device

13	US5589176 A	Methods of Making a Doubly Porous Device

14	US5954715	Method and apparatus for tubal occlusion

Applications

1	US20110276070 A1	Radiopaque implant

2	US20110180073 A1	Sterilization device and method

3	US20110146692 A1	Implant delivery device

4	US20110040146 A1	Method and apparatus for tubal occlusion

5	US20100063360 A1	Side-arm port introducer

6	US20090036840 A1	Atraumatic ball tip and side wall opening

7	11/562,882	Delivery Catheter with Implant Ejection Mechanism

8	12/940,698	Unpublished

9	12/950,901	Unpublished

10	13/034,103	Unpublished

11	13/036,686	Unpublished

12	13/091,881	Unpublished

SMT License Agreement.

Schedule B

Adiana Business Wind-Down Schedule

1.	Hologic shall notify customers and distributors that shipments of Adiana Product will cease by April 30, 2012.

2.	Hologic shall (a) cease making and having made the Adiana Product by the Effective Date and (b) cease offering for sale, selling, having sold, licensing, importing or otherwise disposing of the Adiana Product by May 18, 2012. As of the Effective Date, Hologic shall not actively promote or market the Adiana Product, give customers incentives to purchase, or sales personnel incentives to sell, any Adiana Product, or discount or donate any Adiana Product for any reason, including as part of the sale of non-Adiana Products; provided, however, that Hologic may, until May 18, 2012, take and fulfill orders received from existing customers from existing inventory provided that such orders may not exceed such customer’s total unit order for the previous quarter.

3.	To the extent any of the Adiana Product cannot be reconfigured for use in products outside the PBC Field, Hologic shall cause the disposal of all Adiana Product stock held in inventory by May 31, 2012.

4.	To the extent any supplement to the Adiana PMA or any foreign marketing authorization has been filed, Hologic will withdraw such supplement as soon as reasonably practicable.

SCHEDULE C

SMT License Agreement

UNITED STATES DISTRICT COURT NORTHERN DISTRICT OF CALIFORNIA

TRIAL EXHIBIT 655
CASE NO. 3:09-CV-02280-WHA
DATE ENTERED
BY
DEPUTY CLERK

PATENT LICENSE AGREEMENT

This Patent License Agreement is entered into as of this 28th day of November, 2001 between Adiana, Inc., a California corporation (“Adiana”) having its principal place of business in Redwood City, California, and SM Technologies LLC, a Limited Liability Corporation of Utah (“SMT”) having its principal place of business in Salt Lake City, Utah.

1. RECITALS

a) Adiana designs, manufactures and markets medical devices and components used in gynecological applications and procedures.

b) SMT is the exclusive owner of all right, title and interest in certain United States Patents covering various porous material compositions and methods for making them.

c) SMT is willing to grant, and Adiana desires to acquire an exclusive license to the patents covering various porous material compositions and methods for making them.

d) In consideration of the mutual promises and covenants of the parties contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

2. DEFINITIONS

As used in this Agreement:

a) “Affiliate” shall mean any corporation, company or business (i) in which Adiana owns or controls at least fifty percent (50%) of the voting stock, (ii) which owns or controls at least fifty percent (50%) of the voting stock of Adiana, or (iii) which is owned or controlled by any person or entity that owns or controls at least fifty percent (50%) of the voting stock of Adiana.

b) “Catheter” shall mean a device used to deliver and deposit an occlusive mass in any lumen, duct, orifice, or opening of the reproductive system of humans or animals.

c) “Field of Use” shall mean any use for occlusion of any lumen, duct, orifice, or opening of or for the female reproductive system of humans or animals.

d) “License” shall mean Adiana’s license pursuant to Section 3 to make, have made, use, sell, offer for sale, import, lease and/or commercialize Licensed Products throughout the world.

e) “Licensed Patents” shall mean:

i)	United States Patent 5,681,572, issued October 28, 1997, entitled “Porous material product and process” and

ii)	United States Patent 5,605,693, issued February 25, 1997 entitled “Methods of making a porous device” and

iii)	United States Patent 5,624,674, issued April 29, 1997, entitled “Porous product mold form” and

iv)	United States Patent 5,589,176, entitled “Methods of making doubly porous device” and

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v)	any and all continuations, continuations-in-part, continuing prosecution applications, applications subject to requests for continued examination, reissues, divisions, renewals, reexamination certificates, additions or extensions of such patent, together with any and all foreign counterparts of each patent Licensed Patent.

f) “Licensed Product” shall mean any method or device within the Field of Use that incorporates any subject matter which is covered by, or the use of which is covered by, a valid, unexpired and uncancelled claim of a Licensed Patent, including any such method or device which improves or modifies a previously developed Licensed Product while remaining covered by a valid, unexpired and uncancelled claim of a Licensed Patent.

g) “Matrix” and “Matrices” shall mean a component or components of a Catheter intended for deposit into any lumen, duct, orifice, or opening of the female reproductive system of humans or animals.

h) “Seare” shall mean William J, Seare, Jr., MD, an individual.

i) “Net Catheter Sales” shall mean the gross number of Catheters incorporating Licensed Products sold by Adiana, its Affiliates or sublicensees, less any catheters returned to Adiana by purchasers for credits, exchanges or replacements.

j) “Sale” shall mean any sale or other disposition of a Licensed Product for value.

3. GRANT OF LICENSE

a) On the terms and conditions set forth in this Agreement, SMT hereby grants to Adiana the exclusive worldwide right, privilege and license under the Licensed Patents to make, have made, use, sell, offer for sale, import, lease and/or otherwise commercialize any and all Licensed Products within the Field of Use.

b) The License shall be exclusive to Adiana and SMT shall not grant to any other person or entity besides Adiana any license under the Licensed Patents within the Field of Use.

c) The License shall include the right to grant sublicenses within the Field of Use, subject to any sublicensee agreeing in writing to be bound by all of the obligations under this Agreement, including the payment of royalties and reporting requirements. SMT shall be given a copy of each sublicense under this Agreement. No SMT Confidential Information may be provided to such sublicensee without first affording SMT a reasonable opportunity to investigate the potential sublicensee and approve of such disclosure, which approval shall not be unreasonably withheld.

d) SMT hereby grants to Adiana the right to extend the licenses granted or to be granted in Section 3(a) to an Affiliate subject to the terms and conditions hereof.

e) To the extent that Adiana is granted the right to file suit and/or initiate and maintain litigation to prevent third parties from infringing upon any Licensed Patent; the License shall include the right to recover damages for any past infringement of such Licensed Patent.

4. PAYMENTS AND ROYALTIES

a) In consideration of the License and SMT’s other obligations under this Agreement, Adiana agrees as follows:

b) Upon execution of this Agreement, Adiana shall pay to SMT a fee of fifty thousand dollars ($50,000).

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c) On December 31, 2001 and again on December 31, 2002, Adiana shall pay SMT a “Minimum Royalty” of twenty thousand dollars (320,000). Beginning January 1, 2002, Adiana agrees to enter a separate agreement with Seare (the “Seare Consulting Agreement”) for fifteen thousand dollars ($15,000) a year for consulting services for two (2) years. After two (2) years, the Minimum Royalty shall be increased to thirty-five thousand dollars ($35,000), and will remain constant thereafter. Minimum Royalty payments by Adiana to SMT under this Section 4(c) shall be reduced by any royalties paid by Adiana to SMT pursuant to Section 4(d) below and shall be pro-rated for partial years.

d) Upon commencement of this Agreement, Adiana shall pay to SMT a royalty fee of $1.25 per Net Catheter Sale utilizing one or more of the Licensed Patents. Payment shall be due at the time of delivery of each quarterly statement provided for in Section 4(f) for Net Catheter Sales during the preceding Fiscal Quarter.

e) Adiana shall pay to SMT a reduced royalty fee of $0,625 per Net Catheter Sale in countries where the Licensed Patents are not effective, have expired, or have not been sought.

f) Adiana shall deliver to SMT, within forty-five (45) days following the end of each calendar quarter, a written statement showing Adiana’s Net Catheter Sales and the calculation of royalty payments due to SMT under Sections 4(d). Such statement shall include data reasonably necessary to facilitate verification of the royalty calculations.

g) All royalties shall be paid in United States dollars.

h) Adiana shall keep complete and accurate books of account containing Licensed Products sales, Net Catheter Sales and other data in sufficient detail to enable the royalties payable under this Agreement to be computed and verified. Adiana agrees that SMT and his agents shall have the right, at SMT’s expense and subject to Section 5, upon reasonable prior written notice, not more than once in any calendar year, to examine Adiana’s royalty calculations and to inspect and copy during normal business hours such books of account and Adiana’s other records, but only to the extent that they reasonably relate to royalty payments under this Agreement.

5. CONTINUED DISCLOSURE OF TECHNOLOGY

a) SMT shall disclose to Adiana any development related to the Licensed Products, including any know-how pertaining to manufacture and use of Licensed Products, and shall disclose, on a continuing basis, the best known mode for practicing any claimed subject matter of the Licensed Patents.

b) Through the Seare Consulting Agreement, discussed in Section 4(c) above, Seare shall provide “reasonable efforts” to Adiana to assist in development of Licensed Products and procurement of United States Food and Drug Administration (“FDA”) approval of Licensed Products in the Field of Use.

c) In order to facilitate or otherwise support submissions for regulatory approval of any product that relies upon Licensed Patents, each party shall have the right, without charge, to refer to. access, cross-reference and use all documents that are owned or controlled by the other party which are submitted to any regulatory agency in order to obtain or maintain marketing approval for products that rely upon Licensed Patents (“Filed Data”). These documents include, without limitation, the SMT and Adiana Master File for Devices, as filed with the FDA, and any applicable European equivalent, as updated from time to time, which is required for some portion of the manufacture and testing of Licensed Products.

d) During the Term, upon written request from SMT, Adiana shall provide, at no charge, reasonable amounts of technical assistance to SMT to provide responses to questions related to the Licensed Patents.

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e) Data obtained by Adiana that is: (i) directly related to the Licensed Patents, (ii) contained in FDA filings, and (iii) reduced to written form (“Adiana Matrix-Specific Filed Data”) will be provided to SMT. It is agreed by SMT and Seare that Adiana Filed Data is Confidential Information (as defined in Section 8 below). Adiana Matrix-Specific Filed Data may be placed into SMT’s Master File for Devices and/or Seare’s Master File for Devices.

f) Filed Data will be summarized into a document describing the Filed Data in sufficient detail to apprise Adiana of the subject matter of all documents, including Third Party Filed Data (“Summary”). At least once each year, SMT agrees to provide Adiana a copy of the Summary as well as a similar summary for any data from all third party licensees of the Licensed Patents.

g) SMT may permit SMT’s third party licensees of the Licensed Patents the right, without charge, to access, reference, cross-reference and use Adiana Matrix-Specific Filed Data provided that: (i) the third party licensee has similarly submitted data that is directly related to the Licensed Patents (“Third Party Filed Data”) to SMT’s Master File for Devices and/or Seare’s Master File for Devices, (ii) the third party licensee has agreed to permit Adiana the right, without charge, to access, reference, cross-reference and use Third Party Filed Data; (iii) that SMT has notified Adiana prior to the third party’s access, reference, cross-reference or use of Filed Data; and (iv) the third party licensee has agreed that Adiana Matrix Specific Filed Data is Confidential Information and has, in writing, agreed to the provisions contained in Section 9 below.

6. NON-COMPETITION

Non-competition. SMT represents and warrants that SMT will not, during the term of this License Agreement, perform any consulting services that could reasonably be determined to be in the Field of Use for any company, person or entity whose business or proposed business in any way involves products or services that could reasonably be determined to be in the Field of Use. Seare represents and warrants that Seare will not, during the term of this License Agreement, perform any consulting services that could reasonably be determined to be in the Field of Use for any company, person or entity whose business or proposed business in any way involves products or services that could reasonably be determined to be in the Field of Use.

7. OWNERSHIP OF EMERGENT PATENTS

a) In the event that either party conceives patentable subject matter during the performance of this Agreement (“Emergent Technology”), the party conceiving Emergent Technology shall own any patents which it might obtain covering such patentable subject matter (“Emergent Patents”), No license shall be implied for any Emergent Patent obtained by either party, and any Emergent Patent obtained will be outside the scope of this Agreement.

b) In order to allow Adiana the opportunity to maximize its ability to capitalize on Licensed Patents within the United States and foreign markets, Seare proposes that Adiana and Seare work toward obtaining additional US and Foreign patents. It is the opinion of Seare that confidential disclosures Seare has made, and contemplates making to Adiana prior to the execution of this Agreement, or after execution hereof, with respect to work done by him prior to the date of this Agreement, comprise additional patentable intellectual property. These disclosures have and will relate to the optimum performance of Licensed Products and Licensed Patents for the Field of Use. Seare may elect, at his own discretion, to seek US and/or foreign patents with respect to inventive concepts which are related to the Licensed Patents and are in existence prior to the date of this Agreement. On a case by case basis, Seare is willing to allow Adiana an opportunity to bring such new patent applications and resultant patents within the scope of the Licensed Patents, provided that Adiana agrees, within thirty days of notice, to participate in

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the costs of the patent preparation, filing and prosecution in accordance with the cost sharing provisions set forth in Section 7(c), except that Adiana’s obligations to share in such costs shall start as soon as Adiana elects to include such patent application disclosure within the scope of the Licensed Patents. If Adiana elects not to accept the obligations to share costs immediately under the cost sharing provisions of Section 7(c), then any patent applications and resultant patents shall fall outside of the Licensed Patents.

c) In the event that either SMT and Adiana, or Seare and Adiana, jointly conceive Emergent Technology, such Emergent Technology shall be jointly owned by SMT and Adiana. SMT, Seare and Adiana agree to assist in filing and prosecuting patents containing jointly developed Emergent Technology. Any royalties or other payments that may derive from jointly developed Emergent Technology shall be shared by SMT and Adiana in a ratio equal to the costs borne by SMT and Adiana to prosecute such jointly developed Emergent Patents.

8. CONTINUED OBLIGATION TO PROSECUTE AND MAINTAIN PATENTS

a) SMT shall, at its own expense, prosecute the Licensed Patents and any continuations, divisions, continuations-in-part, and reissues of such patent application or any patent thereon, until all applicable patents issue. SMT shall also pay any maintenance fees on the Licensed Patent and any patents that issue on any continuations, divisions, continuations-in-part, and reissues of the Licensed Patents. If for any reason SMT intends to abandon any continuations, divisions, continuations-in-part, and reissue applications of any Licensed Patent, SMT shall notify Adiana at least two (2) months in advance of any such abandonment and Adiana shall have the exclusive right to take over prosecution of any such application or maintenance requirements for any such patents. SMT shall cooperate with Adiana in any reasonable manner Adiana requires regarding the prosecution of any application or other requirement related to this effort, at Adiana’s expense.

b) SMT shall, at its own expense, continue prosecution of any existing corresponding foreign applications of any Licensed Patent, until all applicable patents issue. SMT shall also pay any maintenance fees, taxes or annuities that are due on any foreign patents and patent applications, If for any reason SMT intends to abandon any existing corresponding foreign applications of any Licensed Patent, SMT shall notify Adiana at least two (2) months in advance of any such abandonment and Adiana shall have the exclusive right to take over prosecution of any such application or maintenance requirements for any such patents. SMT shall cooperate with Adiana in any reasonable manner Adiana requires regarding the prosecution of any application or other requirement related to this effort, at Adiana’s expense.

d) Adiana shall own the rights within its Field of Use with respect to any patent application for which it takes over prosecution, and shall also own the rights within its Field of Use with respect to any patent issuing on any patent application for which it takes over prosecution. Adiana shall be entitled to reduce royalty fees, including Minimum Royalties, that may be owed by Adiana to SMT pursuant to Section 4, by an amount equal to the costs incurred by Adiana related to taking over prosecution or maintenance and such patent applications and patents shall no longer be a Licensed Patent once Adiana assumes responsibility for such patent applications and patents. There shall be no royalty obligation to SMT with respect to the practice of the claims of such patent applications and/or patents, although this provision shall have no effect upon Adiana’s obligation to pay royalties with respect to the remaining Licensed Patents.

9. CONFIDENTIAL INFORMATION

a) Confidentiality of Information. Neither party shall intentionally disclose to any other person, firm, or corporation (other than to personnel of affiliated companies with a need to know and who receive such information subject to the same restrictions as are contained in this Agreement), or use for its own benefit,

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except as provided in this Agreement, any information it receives from the other party that is designated in writing as “Proprietary” or “Confidential,” whether documentary, oral, or, if demonstrative, is designated in writing by the disclosing party within three months following disclosure as “Proprietary” or “Confidential” (hereinafter “Confidential Information”). No information shall be designated or marked as Proprietary or Confidential unless the disclosing party has reason to believe that the information is Proprietary and Confidential.

b) Permitted Uses. The recipient party agrees that it will only use the disclosing party’s Confidential Information for the purpose of pursuing the objectives of this Agreement, including developing an FDA approved medical device, maintaining License and royalty payments, and incorporation of Licensed Patents into medical devices.

c) Standards of Care, Each party shall use at least the same degree of care to avoid inadvertent disclosure or unauthorized use of the other party’s Confidential Information which it employs with respect to it own proprietary or confidential information which it does not wish to have disseminated, published or disclosed.

d) Inapplicability of Restrictions. There shall be no restriction under this Agreement with respect to any portion of the Confidential Information which:

i)	is known to the recipient party or any affiliated company of the recipient party at the time of its disclosure to the recipient party;

ii)	is or becomes publicly known through no wrongful act of the recipient party or of any affiliated company of the recipient party;

iii)	is received from a third pasty without breach of the restrictions contained in this Agreement;

iv)	is independently developed by the recipient party or any affiliated company of the recipient party;

v)	is furnished to any third party by the disclosing party without a similar restriction on the recipient party’s rights; or

vi)	is approved for release by the disclosing party.

e) Continuing applicability after Court ordered disclosure. When subject to any request, demand or order to disclose confidential information within the context of any proceeding, the party subject to the request, demand or order shall immediately notify the disclosing party and shall take all reasonable steps to preserve the confidentiality of the information (such as seeking protective orders from the court or governmental agency seeking the information, and submitting the required information under seal). Compulsory disclosure to a court or governmental agency shall not act to relieve the party subject to the compulsory disclosure from any obligation to avoid disclosure.

10. REPRESENTATIONS

a) SMT represents and warrants to Adiana that:

i)	SMT is the owner of the entire right, title and interest in the Licensed Patents and it has no knowledge of any prior art patents or publications, or prior acts, that would cause any claim of the Licensed Patents to be invalid or unenforceable.

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ii)	SMT is not aware of any other agreements or other express or implied obligations to third parties, which would conflict with or limit the License of the Patent or its ability to perform its obligations hereunder.

iii)	SMT has no actual knowledge that Adiana’s proposed use of the inventions covered by the Patent to manufacture, use or sell Licensed Products will infringe any patent or other restrictive right held by any third party.

iv)	SMT shall be deemed to be in possession of all knowledge held by Seare underlying all warranties and obligations expressed in this agreement.

b) Each party represents and warrants to the other that:

i)	This Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to or limiting the rights of creditors generally.

ii)	Such party is not a party to, bound by or subject to any agreement or instrument, or any judgment, order or decree of any court or governmental agency or authority, which would be violated by such party’s entering into or carrying out this Agreement.

iii)	Such party is not a party to any pending, and does not know of any threatened, action, suit, proceeding or investigation in, before or by any court or governmental agency or authority which may have an effect materially adverse to the other party in connection with this Agreement.

11. REGULATORY APPROVALS

Adiana intends to seek and shall be solely responsible for, all regulatory approval from the United States Food and Drug Administration for its marketing in the United States of one or more Licensed Products. Adiana may also, in its discretion, seek foreign regulatory approval relating to the Licensed Products. SMT agrees to use reasonable efforts, at Adiana’s expense, to support Adiana in its attempts to obtain such approvals and will reasonably cooperate and provide reasonable assistance, at Adiana’s expense, to Adiana with respect to any other United States or foreign regulatory approvals sought by Adiana with respect to the Licensed Products. No assurance can be given that Adiana will obtain the approvals necessary to produce or market any Licensed Products in the United States or any other country.

12. INDEMNIFICATION FOR PRODUCTS LIABILITY

Adiana shall indemnify SMT from any and all claims, demands, actions and causes of action against SMT for the death or bodily injury incurred by or rendered against SMT arising from the testing or use of an Licensed Product by Adiana, provided that SMT shall give notice as soon as practical of any claims, demands, actions and causes of action against SMT for which Adiana may be obliged to indemnity SMT and that Adiana shall have the right to participate in any compromise, settlement and defense thereof. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action, and shall extend to the trustees, officers, employees, and agents of SMT.

HIGHLY CONFIDENTIAL - OUTSIDE ATTORNEYS’ EYES ONLY	HOL-CON 0113727

7

13. TERM AND TERMINATION

a) Unless earlier terminated pursuant to this Agreement, the License shall terminate upon the expiration of the last expiring patent of the Licensed Patents.

b) Adiana shall submit an application for marketing approval to FDA for a Licensed Product within five (5) years of the date of this Agreement. If Adiana has failed to do so within the specified period, SMT may, in its sole discretion, terminate the License.

c) Adiana may terminate the License at any time by giving thirty (30) days prior written notice of such termination to SMT.

d) If Adiana shall commit any material breach of its obligations under this Agreement including non-payment of royalties and Adiana fails to remedy such breach within sixty (60) days after receipt of written notice SMT may, at SMT’s option, terminate the License by delivery of written notice of such termination to Adiana.

e) Following the termination of this Agreement for any reason, Adiana and its sublicensees shall be entitled to continue sales of Licensed Products previously produced by or for Adiana and its sublicensees under this Agreement until existing inventory is sold or for a period of six months, whichever occurs first. All such continued sales shall carry an obligation that Adiana and its sublicensees shall owe and pay royalties, including minimum royalties, provide quarterly statements under Section 4, and comply with the other obligations Adiana has accepted under this Agreement.

f) The confidentiality provisions of Section 9 shall survive termination of this Agreement.

14. INFRINGEMENT CLAIMS

a) Notice of Third Party Infringement. SMT shall give prompt written notice to Adiana if, during the term of the License, SMT becomes aware of any good made, used, sold offered for sale or imported into any country by another, not party to this Agreement, which infringes, or the use of which infringes, or possibly infringes the Licensed Patents.

b) Infringement of Third Party Patents. In the event that Adiana becomes aware that the sale of a Licensed Product would, in the reasonable opinion of Adiana’s patent counsel (a copy of which will be provided to SMT), infringe a valid patent right of a third party (excluding any Affiliate of Adiana), Adiana will first use reasonable efforts to redesign such Licensed Product to avoid such infringement. If such redesign is impossible or unreasonable, and if the third party patent is not otherwise able to be avoided by having applicable claims found invalid or unenforceable and, in order to offer such Licensed Product in commerce, Adiana is required to pay royalties to such third party (“Other Royalties”), the royalties payable by Adiana pursuant to Section 4 of this Agreement may be reduced by up to fifty percent (50%) to offset payments by Adiana of Other Royalties, but in no event will the royalties payable by Adiana to SMT be reduced by more than fifty percent (50%) of the royalties otherwise due to SMT for such Licensed Product.

c) Right to Defend. SMT shall give prompt written notice to Adiana if, during the term of the License, SMT becomes aware of any claim that any Licensed Product infringes a valid patent of a third party, by reason of practicing one or more claims of a Licensed Patent. Adiana shall have the right, but not the obligation, to defend any suit brought by a third party for patent infringement, to bring a declaratory judgment action or reach an agreement, at its expense, to defend against any claim of infringement; provided however, that SMT shall be fully apprised of all aspects of Adiana’s defense if Adiana wishes to

HIGHLY CONFIDENTIAL - OUTSIDE ATTORNEYS’ EYES ONLY	HOL-CON 0113728

8

assert any right to decreased royalties to SMT in the event of an adverse judgment coupled with Adiana taking a license from the third party in order to continue to practice the features of the claims of the Licensed Patents involved in the infringement claim. If required by law and paid for by Adiana, Adiana may cause SMT to be joined as a party Plaintiff in such action, and SMT agrees to be so joined. In connection with any such suit, employees of SMT and any affiliates shall execute all papers necessary or desirable, to effect formal requirements and shall testify, provide statements, or produce documents, whenever reasonably requested so to do by Adiana, although Adiana shall reimburse SMT for all expenses related to activities requested by Adiana. Except for reimbursement of SMT’s direct expenses related to the suit, Adiana may retain any monies recovered in such action or in its settlement without payment or reimbursement to SMT. SMT shall have the right to appear on its own behalf in any such suit, at its own expense.

15. MISCELLANEOUS

a) Marking. Adiana agrees to affix or cause to be affixed proper statutory patent notices and markings to each Licensed Product made, used or sold, offered for sale or imported by or for Adiana.

b) Entire Agreement. This Agreement contains the entire agreement between the parties, and supersedes all prior agreements, representations and understandings of the parties, relating to the subject matter of this Agreement.

c) Further Actions. Each party agrees that after the delivery of this Agreement it will execute and deliver such further documents and do such further acts and things as the other party may reasonably request in order to carry out the terms of this Agreement.

d) Amendments. No supplement or amendment of this Agreement will be binding unless executed in writing by both the parties.

e) Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to its benefit by a written instrument executed by a duly authorized officer of the party. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. The failure of any party to enforce at any time any provision of this Agreement, or any right with respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, right or election, or to in any way affect the validity of this Agreement. The exercise by any party of any right or election under the terms or covenants herein shall not preclude or prejudice any party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the parties hereunder.

f) Successors, Assigns and Sublicenses. This Agreement will be binding on, and will inure to the benefit of, the parties and their respective successors and assigns. Adiana may not assign the entire License without SMT’s written consent, which shall not be unreasonably withheld, except that Adiana may make such an assignment by operation of law to any corporation with which it merges, to its Affiliate, to a purchaser of substantially all of its assets or to a successor to its business interest relating to the Licensed Patents. Subject to Section 2(c) and provided that Adiana shall continue to be bound by its royalty and other obligations under this Agreement, Adiana shall be entitled to sublicense its rights under the License to third parties, and to use independent contractors in the development, production and marketing of the Licensed Products. SMT agrees that his obligations under this Agreement will extend and be binding upon any party which acquires the Licensed Patents or his related business or assets.

HIGHLY CONFIDENTIAL - OUTSIDE ATTORNEYS’ EYES ONLY	HOL-CON 0113729

9

g) Attorneys’ Fees. If any arbitration, legal action or other proceeding is brought in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in that arbitration, action or proceeding, in addition to any other relief to which that party-may be entitled.

h) Governing Law. All questions with respect to the construction of this Agreement, and the rights and liabilities of the parties under this Agreement, will be governed by the laws of the State of California, excluding conflicts of laws provisions. Venue for any non-arbitrable dispute or any relief not permitted in arbitration for disputes arising under this contract shall be in United States District Court for the District of Northern California or appropriate courts of the State of California, County of San Mateo.

i) Arbitration. Any dispute arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, the performance by either party of its obligations hereunder, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give notice to that effect to the other parties. The party giving such notice shall refrain from instituting the arbitration proceeding for a period of sixty (60) days following such notice. Any arbitration hereunder shall be conducted in San Mateo County, California, under the Commercial Arbitration Rules of the American Arbitration Association. Each such arbitration shall be conducted by a single arbitrator with the authority to grant specific performance, and to allocate between the parties the fees and expenses in such equitable manner as they determine. Any monetary award shall bear interest at a rate fixed by the arbitrators from the date the arbitration proceeding is commenced to the date on which the award is paid in full. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed a valid, original agreement, but all of which together will constitute one and the same instrument.

k) Severance. If any provision of this Agreement or its application to any person or circumstances is held to be unenforceable or invalid by any court of competent jurisdiction, its other applications and the remaining provisions of this Agreement shall be enforced so as to best effect the intentions of the parties in entering into this Agreement.

l) Captions. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The references to sections refer to corresponding sections of this Agreement unless otherwise specified.

m) Notices. Any notice or other communication to the parties pursuant to this Agreement shall be deemed to have been duly given and received on the date of actual delivery in writing, addressed to the President (or another officer designated below or otherwise for such purpose) of the party, at its address set forth below.

If to SMT:	William J. Seare, Jr., MD SM Technologies LLC 3190 Chula Vista Circle Salt Lake City, UT 84121

If to Seare:	William J. Seare, Jr., MD c/o Seare Biomatrix Systems, Inc. 3190 Chula Vista Circle Salt Lake City, UT 84121

HIGHLY CONFIDENTIAL - OUTSIDE ATTORNEYS’ EYES ONLY	HOL-CON 0113730

10

If to Adiana:	Paul M. Goeld, President
Adiana, Inc.
2684 Middlefield Road, Suite A
Redwood City, CA 94063

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

n) Drafting. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with and represented by their own counsel. Accordingly, any rule of law (including California Code of Civil Procedure Section 1654) or legal decision that would require interpretation against the drafter of this Agreement is not applicable and is waived.

o) Relationship of Parties. The relationships established between SMT and Adiana by this Agreement are that of a licensor to its licensee, and nothing contained herein shall be deemed to establish or otherwise create a relationship of principal and agent or a partnership between them. Neither party nor any of its agents or other distributors shall have any right or authority to assume or create any obligations of any kind, whether express or implied, on behalf of the other party.

p) Attribution. Adiana shall have the right to attribute technology used in Licensed Products to the Licensed Patents, including use of the name “Seare” and “William J, Seare, Jr., MD” in packaging and promotional material for any Licensed Product.

16. SIGNATURES

Executed as of the date first indicated above.

Adiana, Inc. (“Adiana”):

By:
Paul M. Goeld, President

SM Technologies LLC (“SMT”):

By:	Manager
William J. Seare, Jr., Manager

William J. Seare, Jr., MD (“Seare”):

By:
William J. Seare, Jr., MD an Individual

HIGHLY CONFIDENTIAL - OUTSIDE ATTORNEYS’ EYES ONLY	HOL-CON 0113731

11

SM TECHNOLOGIES LLC

Date:

Company: Adiana / Cytyc

Fax Number: 508 263 2963.

Attention: Stephen Gordon

Number of Pages, Including this Sheet: 2

Comments:

Here is SM Technologies W-9 Info. Depending when the check is sent, I may have you send it to a different address than the corporate address. That address would be;

Dr. WJ Seare

7479 Mermaid Land

Carlsbad, CA 92011

Thanks, Dr. Seare

825 North 300 West Suite N-135                                Salt Lake City, Utah 84103-1459                                Cell (801) 580-0202

HIGHLY CONFIDENTIAL - OUTSIDE ATTORNEYS’ EYES ONLY	HOL-CON 0113732

SCHEDULE D

SIDLEY AUSTIN LLP

M. PATRICIA THAYER (SBN 90818)

pthayer@sidley.com

555 California Street, suite 2000

San Francisco, CA 94104

Telephone:       415-772-1200

Facsimile:        415-772-7400

BRYAN K. ANDERSON (SBN 170666)

bkanderson@sidley.com

AARON R. BLEHARSKI (SBN 240703)

ableharski@sidley.com

1001 Page Mill Road, Building 1

Palo Alto, CA 94304

Telephone:       650-565-7000

Facsimile:        650-565-7100

NITIN REDDY (SBN 229451)

nreddy@sidley.com

TASHICA T. WILLIAMS (SBN 256449)

ttwilliams@sidley.com

555 West Fifth Street, Suite 4000

Los Angeles, CA 90013

Telephone:       213-896-6000

Facsimile:        213-896-6600

Attorneys for Plaintiff

CONCEPTUS, INC.

ARNOLD & PORTER LLP

MATTHEW M. WOLF (pro hac vice)

matthew.wolf@aporter.com

JOHN E. NILSSON (pro hac vice)

john.nilsson@aporter.com

SARA P. ZOGG (pro hac vice)

sara.zogg@aporter.com

555 Twelfth Street, NW

Washington, DC 20004

Telephone:       202-942-5000

Facsimile:        202-952-5999

JENNIFER A. SKLENAR (SBN 200434)

jennifer.sklenar@aporter.com

NICHOLAS H. LEE (SBN 259588)

nicholas.lee@aporter.com

777 South Figueroa Street, 44th Floor

Los Angeles, CA 90071

Telephone:       213-243-4000

Facsimile:        213-243-4199

MICHAEL A. BERTA (SBN 194650)

michael.berta@aporter.com

One Embarcadero Center, 22nd Floor

San Francisco, CA 94111-3711

Telephone:       415-356-3000

Facsimile:        415-356-3099

Attorneys for Defendant

HOLOGIC, INC.

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

CONCEPTUS, INC., Plaintiff, v. HOLOGIC, INC., Defendant.

Case No. 3:09-CV-2280-WHA

JOINT MOTION TO ENTER

INJUNCTION AND SET ASIDE AWARD

OF DAMAGES, POST-JUDGMENT

INTEREST AND COSTS

Hearing Date:    N/A

Time:                 N/A

Courtroom:        9, 19th Floor

Judge:                Hon. William H. Alsup

JOINT MOTION TO ENTER INJUNCTION AND SET ASIDE AWARD OF DAMAGES, POST-JUDGMENT

INTEREST AND COSTS

CASE NO. 3:09-CV-2280-WHA

Conceptus, Inc. (“Conceptus”) and Hologic, Inc. (“Hologic”), by their attorneys, advise the Court that they have settled their disputes in this action and in the related appeal, Conceptus, Inc. v. Hologic, Inc., Case Nos. 2012-1209, -1219 (Fed. Cir.).

As part of the settlement, Hologic has advised Conceptus that the commercial performance and profitability of the Adiana system have fallen short of Hologic’s expectations, and Hologic therefore consents to entry of a permanent injunction against it, barring it from directly or indirectly making, having made, offering for sale, selling, having sold, licensing, or otherwise disposing of the Adiana system (or any products which are no more than colorably different from the Adiana system) in the United States, or importing the Adiana system (or any products which are no more than colorably different from the Adiana system) into the United States, until expiration of U.S. Patent No. 6,634,361. The parties have further agreed that they shall jointly move to set aside the award of damages and post-judgment interest awarded in the Amended Judgment against Hologic (Dkt. No. 536 (in the amount of $18,807,241.00 with post-judgment interest at the federal treasury rate from the date of the original judgment, October 18, 2011 to the date of satisfaction of the judgment)) and taxation of costs against Hologic (Dkt. No. 538 (in the amount of $149,521.18)). The parties further agree that the non-monetary aspects of the Amended Judgment, including the referenced October 17, 2011 jury verdict on the issues of infringement and validity, remains in force. The parties further agree that, subject to the conditions set forth in the parties’ License and Settlement Agreement, Conceptus waives any right to pursue payment from Hologic as to the amounts set forth in these Orders. Conceptus also waives any right to pursue its claims – either in this action or by filing a supplemental complaint – for pre-judgment interest, supplemental pre-judgment damages, or supplemental post-judgment damages (Dkt. 532 (denying same)).

Accordingly, the parties request that the Court grant the requested relief, and enter an order enjoining Hologic from directly or indirectly making, having made, offering for sale, selling, having sold, licensing, importing or otherwise disposing of the Adiana system (or any products which are no more than colorably different from the Adiana system) in the United States and vacating the award of damages, post-judgment interest, and costs against Hologic. For the Court’s convenience, a proposed order is attached.

JOINT MOTION TO ENTER INJUNCTION AND SET ASIDE AWARD OF DAMAGES, POST-JUDGMENT

INTEREST AND COSTS

CASE NO. 3:09-CV-2280-WHA

Respectfully submitted,

Dated: April , 2012	By:
M. Patricia Thayer
Counsel for Plaintiff Conceptus, Inc.

By:
Matthew M. Wolf
Counsel for Defendant Hologic, Inc.

JOINT MOTION TO ENTER INJUNCTION AND SET ASIDE AWARD OF DAMAGES, POST-JUDGMENT

INTEREST AND COSTS

CASE NO. 3:09-CV-2280-WHA

SIGNATURE ATTESTATION

Pursuant to General Order No. 45(X)(B), I hereby certify that concurrence in the filing of this document has been obtained from each of the signatories shown above.

/s/

JOINT MOTION TO ENTER INJUNCTION AND SET ASIDE AWARD OF DAMAGES, POST-JUDGMENT

INTEREST AND COSTS

CASE NO. 3:09-CV-2280-WHA

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

CONCEPTUS, INC., Plaintiff, v. HOLOGIC, INC., Defendant.	Case No. 3:09-CV-2280-WHA [PROPOSED] ORDER ENTERING PERMANENT INJUNCTION AND SETTING ASIDE AWARD OF DAMAGES, POST-JUDGMENT INTEREST AND COSTS

The Court, having considered the parties’ Joint Motion to Enter Injunction And Set Aside Award of Damages, Post-Judgment Interest and Costs, and having been advised by the parties that they have settled their patent infringement dispute, hereby GRANTS the motion:

1) Hologic, directly or through any corporation, partnership, subsidiary, division, trade name, or other entity, and their officers, agents, servants, employees, and all persons and entities in active concert or participation with them who has notice of this Order, is hereby permanently enjoined from directly or indirectly making, having made, offering for sale, selling, having sold, licensing, or otherwise disposing of the Adiana system (or any products which are no more than colorably different from the Adiana system) in the United States, or importing the infringing Adiana system (or any products which are no more than colorably different from the Adiana system) into the United States, until after expiration of U.S. Patent No. 6,634,361.

2) The damages and post-judgment interest awarded by the Amended Judgment against Hologic, Dkt. No. 536, is set aside. The remainder of the Amended Judgment, including the referenced October 17, 2011 jury verdict on the issues of infringement and validity, remains in force.

3) The taxation of costs against Hologic, Dkt. No. 538, is set aside.

[PROPOSED] ORDER

CASE NO. 3:09-CV-2280-WHA

4) Subject to the conditions set forth in the parties’ License and Settlement Agreement, Conceptus shall not be entitled to seek from Hologic any pre-judgment interest, supplemental pre-judgment damages, or supplemental post-judgment damages, as set forth in Dkt. 532 denying the same.

IT IS SO ORDERED.

Dated: , 2012
UNITED STATES DISTRICT JUDGE

[PROPOSED] ORDER

CASE NO. 3:09-CV-2280-WHA

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF MASSACHUSETTS

HOLOGIC, INC.,	)
)
Plaintiff,	)
	)	Case No. 10-11355
v.	)
)
CONCEPTUS, INC.,	)
)
Defendant.	)
)

JOINT MOTION TO REOPEN CASE FOR THE PURPOSE OF ENTERING A

STIPULATED DISMISSAL AND FOR DISMISSAL OF CLAIMS WITH PREJUDICE

Hologic, Inc. (“Hologic”) and Conceptus, Inc. (“Conceptus”), by their attorneys, respectfully move the Court to reopen this case to enter a stipulated dismissal of Hologic’s claims against Conceptus.

On June 9, 2011, Conceptus filed a motion to stay this action pending resolution of a patent infringement case that was then-pending between the parties, Case No. 09-cv-2280 (N.D. Cal.). (Dkt. 41.) The Court granted Conceptus’ motion (Dkt. Entry dated Jul. 5, 2011) and entered an Order of Administrative Stay/Closing on July 7, 2011 “without prejudice to the right of any party to restore it to the active docket.” (Dkt. 44; see also Dkt. Entry dated Aug. 19, 2011 (case closed, “to be reopened pending the resolution of the patent infringement action”).) Hologic and Conceptus have now settled their disputes in the California patent infringement action and a related appeal to the United States Court of Appeals to the Federal Circuit, Case Nos. 2012-1209, -1219. The settlement agreement provides that they will jointly move to reopen this action in order to file a stipulated dismissal. A copy of the stipulation with a proposed order is attached hereto.

Accordingly, the parties respectfully requests that the Court grant their motion to reopen Case No. 10-11355, and order that this action is dismissed with prejudice.

Respectfully submitted,

Dated: April , 2012	By:
Joshua M. Dalton (BBO #636402)
Scott T. Bluni (BBO #660187)
Lawrence T. Stanley, Jr. (BBO #657381)
BINGHAM MCCUTCHEN LLP
One Federal Street
Boston, MA 02110
Telephone: (617) 951-8000
Facsimile: (617) 951-8736
josh.dalton@bingham.com
scott.bluni@bingham.com
lawrence.stanley@bingham.com

Matthew M. Wolf
Sara P. Zogg
ARNOLD & PORTER LLP
555 Twelfth Street, N.W.
Washington, D.C. 20004
Telephone: (202) 942-5000
Facsimile: (202) 942-5999
matthew.wolf@aporter.com
sara.zogg@aporter.com

Jennifer Sklenar
ARNOLD & PORTER LLP
777 South Figueroa Street, 44th Floor
Los Angeles, CA 90071
Telephone: (213) 243-4000
Facsimile: (213) 243-4199
jennifer.sklenar@aporter.com

Counsel for Plaintiff Hologic, Inc.

By:
Mark S. Furman
Emily C. Shanahan
TARLOW, BREED, HART & RODGERS, P.C.
101 Huntington Avenue

2

Suite 500
Boston, MA 02199
Telephone: (617) 218-2058
Facsimile: (617) 261-7673
mfurman@tbhr-law.com
eshanahan@tbhr-law.com

Thomas P. Hanrahan
SIDLEY AUSTIN LLP
555 West Fifth Street
Suite 4000
Los Angeles, CA 90013
Telephone: (213) 896-6000
thanrahan@sidley.com

Counsel for Defendant Conceptus, Inc.

By:
Barbara Healy Smith
United States Attorney’s Office
John Joseph Moakley Federal Courthouse
1 Courthouse Way
Suite 9200
Boston, MA 02210
Telephone: (617) 748-3100
Facsimile: (617) 748-3969

Counsel for Intervenor, U.S.A.

3

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF MASSACHUSETTS

HOLOGIC, INC.,	)
)
Plaintiff,	)
	)	Case No. 10-11355
v.	)
)
CONCEPTUS, INC.,	)
)
Defendant.	)
)

STIPULATED DISMISSAL OF CLAIMS

Hologic, Inc. (“Hologic”) and Conceptus, Inc. (“Conceptus”), by their attorneys, advise the Court that they have settled their disputes in a patent infringement action, Conceptus, Inc. v. Hologic, Inc., Case No. 09-cv-2280 (N.D. Cal.), and related appeal, Conceptus, Inc. v. Hologic, Inc., Case Nos. 2012-1209, -1219 (Fed. Cir.). As part of the parties’ settlement, Hologic has consented to voluntarily dismiss its claims against Conceptus in this action, with prejudice.

Dated: April , 2012	By:
Matthew M. Wolf
Counsel for Plaintiff Hologic, Inc.

By:
Thomas P. Hanrahan
Counsel for Defendant Conceptus, Inc.

IT IS SO ORDERED. The Complaint and all claims which are or might have been asserted by Hologic against Conceptus in this action are hereby dismissed with prejudice.

Dated: , 2012	By:
UNITED STATES DISTRICT JUDGE

Nos. 2012-1209, -1219

UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT

CONCEPTUS, INC.,

Plaintiff-Cross Appellant,

v.

HOLOGIC, INC.,

Defendant-Appellant.

Appeals from the United States District Court for the Northern District of California

in Case No. 09-CV-2280, Judge William H. Alsup.

JOINT MOTION TO DISMISS APPEALS

Matthew M. Wolf	Eric A. Shumsky
John E. Nilsson	Erika Myers
Seth I. Heller	SIDLEY AUSTIN LLP
ARNOLD & PORTER LLP	1501 K Street N.W.
555 Twelfth Street, N.W.	Washington, DC 20005
Washington, DC 20004	Telephone: (202) 736-8496
Telephone: (202) 942-5000	Facsimile: (202) 736-8711
Facsimile: (202) 942-5999	Email: eshumsky@sidley.com
Email: matthew.wolf@aporter.com	Email: erika.myers@sidley.com
Email: john.nilsson@aporter.com
Email: seth.heller@aporter.com	Bryan K. Anderson
Aaron Bleharski
Jennifer A. Sklenar	SIDLEY AUSTIN LLP
ARNOLD & PORTER LLP	1001 Page Mill Road, Suite 110
777 South Figueroa Street, 44th Floor	Palo Alto, CA 94304
Los Angeles, CA 90071	Telephone: (650) 565-8000
Telephone: (213) 243-4000	Facsimile: (650) 565-7100
Facsimile: (213) 243-4199	Email: bkanderson@sidley.com
Email: jennifer.sklenar@aporter.com	Email: ableharski@sidley.com

Counsel for Defendant-Appellant Hologic, Inc.	M. Patricia Thayer SIDLEY AUSTIN LLP

555 California Street, Suite 2000
San Francisco, CA 94104
Telephone: (415) 773-4575
Facsimile: (415) 773-5759
Email: pthayer@sidley.com

Nitin Reddy
SIDLEY AUSTIN LLP
555 West Fifth Street, 40th Floor
Los Angeles, CA 90013
Telephone: (213) 896-6000
Facsimile: (213) 896-6600
Email: nreddy@sidley.com

Counsel for Plaintiff-Cross Appellant Conceptus, Inc.

Dated: April     , 2012

Pursuant to Rule 27(b) of the Federal Rules of Appellate Procedure and Federal Circuit Rule 27(f), Defendant-Appellant Hologic, Inc. (“Hologic”) and Plaintiff-Cross Appellant Conceptus, Inc. (“Conceptus”) jointly move to dismiss their appeals and to remand to the United States District Court for the Northern District of California for further proceedings pursuant to the parties’ settlement of their disputes in this case. The finalized settlement agreement provides that the parties shall jointly move to permanently enjoin Hologic from directly or indirectly making, having made, offering for sale, selling, having sold, using, licensing, promoting, or distributing the Adiana system (or any products which are no more than colorably different from the Adiana system) in the United States, or importing the Adiana system (or any products which are no more than colorably different from the Adiana system) into the United States, until after expiration of U.S. Patent No. 6,634,361, and to set aside the award of damages, post-judgment interest and costs against Hologic and for other relief.

Accordingly, the parties respectfully request that their motion be granted, and that this Court dismiss Case Nos. 2012-1209, -1219 with prejudice, and remand to the district court.

Respectfully submitted,

April , 2012	By:
Matthew M. Wolf
ARNOLD & PORTER LLP

Counsel for Defendant-Appellant Hologic, Inc.

By:
Bryan K. Anderson
SIDLEY AUSTIN LLP

Counsel for Plaintiff-Cross Appellant Conceptus, Inc.

SCHEDULE E

Regulatory Actions Permitted After Wind-Up of the Adiana Business

1.	Hologic may update its device listing to remove the Adiana Product from its listing information in accordance with 21 CFR § 807.30.

2.	Hologic may report and investigate adverse events of which it becomes aware with respect to already-implanted units of the Adiana Product in accordance with 21 CFR § 803 and other international regulatory agency regulations.

3.	Hologic may take corrective action(s) with respect to already-implanted units of the Adiana Product in accordance with 21 CFR § 806, to the extent applicable.

4.	Hologic may perform any continued Quality System Regulation obligations in accordance with the applicable provisions of 21 CFR § 820 and other international regulatory agency regulations.

5.	Hologic may perform any action with respect to the Adiana Product not otherwise listed on this Schedule E that is requested by the FDA or any other U.S. or foreign governmental agency.

6.	Hologic may continue to conduct the mandatory FDA post-market study as required by the FDA.